Array BioPharma Provides Updates On Clinical Data At The 2012 American Society Of Hematology Meeting

ARRY-520 and ARRY-614 demonstrate encouraging clinical activity for hematological cancers
Identification of biomarker for ARRY-520 may enable better patient selection

BOULDER, Colo., Dec. 10, 2012 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced positive data for ARRY-520 and ARRY-614 at the 2012 Annual Meeting of the American Society of Hematology (ASH) in Atlanta, Georgia.

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New results presented at the meeting for ARRY-520 in addition to those described in the abstracts published by ASH in early November included:

  Overall survival of 19 months and progression free survival of 3.7 months were observed in multiple myeloma patients taking ARRY-520 alone
  A clinical benefit rate (≥MR) of 50% was observed in heavily pre-treated (median 10 prior regimens) multiple myeloma patients taking ARRY-520 plus dexamethasone who were selected for low AAG levels
  Initial signs of clinical activity were observed in the ongoing ARRY-520+Kyprolis® (carfilzomib) combination trial: 56% clinical benefit rate (≥MR)

In a Phase 2 trial with ARRY-520 in patients with triple-refractory multiple myeloma and a median number of 10 prior treatment regimens, ARRY-520 plus low-dose dexamethasone demonstrated a 22% overall response rate (≥ partial response, or PR), with manageable safety. The most common drug-related adverse events include myelosuppression, fatigue and mucosal inflammation. This response rate is comparable to the response rates reported in pomalidomide and Kyprolis studies, which included patients with only half the number of median prior treatment regimens.

As presented at ASH, researchers found that AAG (acute phase protein alpha-1-acidic glycoprotein) may be a biomarker enabling better patient selection for response to ARRY-520. A related abstract assessing the same group of ARRY-520-treated patients observed that, for patients retrospectively selected with a lower AAG level, the overall response rate (≥PR) increased to 33% (from 22%) with a median time on study of 6.2 months. The clinical benefit rate (≥MR) was 50% in the selected population.

"Multiple myeloma remains an incurable disease, with a significant unmet medical need in patients who are relapsed/refractory to IMiDs and proteasome inhibitors," said Jatin J. Shah, M.D., Assistant Professor, Lymphoma/Myeloma, Division of Cancer Medicine, The University of Texas, MD Anderson Cancer Center. "ARRY-520 is a first-in class drug in myeloma with a novel mechanism of action that is very well tolerated and importantly shows very encouraging clinical activity in heavily pre-treated patients who have limited therapeutic options. Furthermore, I am excited about the potential identification of a selection marker, which would help us identify which patients have the best chance to benefit from receiving ARRY-520."

Interim data from an ongoing combination trial of ARRY-520 with Kyprolis in patients with relapsed or refractory MM who are refractory or intolerant to Velcade® (bortezomib) were also reported at the conference. The combination has demonstrated early signals of activity, with a 56% clinical benefit rate (≥MR). In addition, it has been well tolerated with limited hematologic toxicity and a manageable side effect profile.

ARRY-520 is currently advancing in three clinical trials, including the two trials presented at ASH. Continued positive results in any one of these trials will define a clear path to late stage development:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade and dexamethasone therapy.
  Phase 1b trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM.
  Phase 1b investigator-sponsored trial in combination with Kyprolis in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

In the Phase 1 trial with ARRY-614, a dual p38/Tie2 inhibitor, the new formulation demonstrated improved bioavailability and inter-patient variability in our ongoing study of low or intermediate-1 risk Myelodysplastic Syndromes (MDS). With this new formulation, peak plasma concentrations and overall exposures are higher than with the original formulation, possibly affording more extensive Tie2 inhibition. The ongoing Phase 1 dose escalation trial of the optimized ARRY-614 formulation may further our understanding of the contributions of these targets to the pathogenesis of MDS. In our prior study in a similar population, we observed a 38% response rate for hematologic improvement in patients receiving the highest dose of the prior formulation. At this dose, ARRY-614 demonstrated multilineage hematologic improvement in 67% of the responders, improving two or more cytopenias (neutropenia, thrombocytopenia and/or anemia). The most common drug related adverse events in this study included diarrhea and skin rash.

After the presentations, the posters and presentation slides will be available to view and download in PDF format on Array's website at www.arraybiopharma.com. ASH is the world's largest professional society concerned with the causes and treatments of blood disorders, and presentation of clinical trial results at the annual conference marks an important strategic milestone in the continued development of these two drugs.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib (with AstraZeneca), MEK162 (with Novartis), and danoprevir (with InterMune / Roche), having the potential to begin Phase 3 or pivotal trials by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials or the timing of the completion or initiation of further development of ARRY-520 and ARRY-614, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of December 10, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT: Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com